NEWS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY ANNOUNCES SPECIAL DIVIDEND

NORWALK, CT., November 22, 2011 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced that its Board of Directors has declared a special cash dividend in the amount of $1.00 per share to be paid on December 20, 2011 to shareholders of record on December 6, 2011.

Commenting on the dividend, Raymond M. Soto, Chairman, President and CEO, said, “The special dividend reflects the Company’s profitability during the last several years and enforces our commitment to delivering shareholder value.  The Company has a strong balance sheet which included over $31 million in cash at September 30, 2011.  The special dividend payment of approximately $8.6 million should not impair our ability to pursue our corporate strategies, including the repurchase of our stock and future acquisitions.  In addition to declaring the special dividend, the Board is also considering the institution of a regular quarterly dividend based on, among other things, future operating profitability.”

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration.  Bolt, through its SeaBotix Inc. subsidiary is also a developer and manufacturer of remotely-operated robotic vehicles systems used for a variety of underwater tasks.

Safe Harbor Statement

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

# # # # #